Exhibit 99.1

Apollo Group, Inc.
News Release

APOLLO GROUP, INC. REPORTS FISCAL 2010 FIRST QUARTER RESULTS
Phoenix, Arizona, January 7, 2010 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three months ended November 30, 2009.
“We are pleased with our first quarter results and continued enrollment growth, particularly among our core bachelor’s programs,” said Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli. “We remain committed to providing access to high-quality education, while ensuring that only students who have a reasonable chance to succeed enroll in our institutions.”
Apollo Group Co-Chief Executive Officer Chas Edelstein, added, “We have recently received an important recertification of University of Phoenix’s Program Participation Agreement and have successfully resolved some significant uncertainties. In addition, University of Phoenix published its second Academic Annual Report, demonstrating our commitment to championing accountability and transparency in academics.”
Unaudited First Quarter of Fiscal 2010 Results of Operations
Consolidated net revenue for the three months ended November 30, 2009, totaled $1,270.3 million, which represents a 30.8% increase over the first quarter of fiscal 2009. Contributing to the growth in the first quarter was an 18.4% year-over-year increase in University of Phoenix total Degreed Enrollment to 455,600 as well as $88.7 million in revenue from recently acquired BPP Holdings. The Company reported net income attributable to Apollo Group for the three months ended November 30, 2009, of $240.1 million, or $1.54 per share (156.0 million weighted average diluted shares outstanding), compared to net income attributable to Apollo Group of $180.4 million, or $1.12 per share (160.8 million weighted average diluted shares outstanding) for the three months ended November 30, 2008.
The first quarter of fiscal 2010 results contain a tax benefit of $11.4 million resulting from the settlement of disputed tax issues with the Internal Revenue Service. Excluding this special item, net income attributable to Apollo Group for the three months ended November 30, 2009, was $228.7 million, or $1.47 per share, compared to net income attributable to Apollo Group of $180.4 million, or $1.12 per share for the three months ended November 30, 2008. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
In the first quarter of fiscal 2010, BPP’s operations contributed $88.7 million to revenue and increased earnings per share by approximately $0.04. (See the supplemental schedule detailing

BPP’s financial results and those of Apollo Group excluding BPP for the first quarter of fiscal 2010 in the tables section of this press release.)
Instructional costs and services increased by $152.2 million, or 40.3% to $529.5 million for the three months ended November 30, 2009, compared to the three months ended November 30, 2008. As a percentage of net revenue, instructional costs and services increased 280 basis points to 41.7% versus 38.9% in the prior year’s first quarter. The increase, as a percentage of revenue, was predominantly due to the addition of BPP, as its cost structure is more heavily weighted towards instructional costs and services. The increase was also due to higher bad debt expense which, as a percentage of revenue, grew 130 basis points to 4.9% in the first quarter of fiscal 2010 versus 3.6% in the first quarter a year ago. BPP’s operations favorably impacted overall bad debt expense as a percentage of revenue by 40 basis points in the first quarter of fiscal 2010. The higher bad debt expense, as a percentage of revenue, is primarily a result of lower collection rates on aged receivables, due in part, to the economic downturn, as well as a continued shift in University of Phoenix’s student mix to a higher percentage of students in associate degree programs. Partially offsetting the increase in instructional costs and services was continued leverage of the Company’s fixed costs including classroom space.
Selling and promotional expenses increased by $46.9 million, or 20.5%, to $275.5 million for the three months ended November 30, 2009, compared to the three months ended November 30, 2008. A substantial portion of the increase resulted from investments in the Company’s non-internet long-term branding initiatives. As a percentage of net revenue, selling and promotional expenses declined 180 basis points to 21.7% versus 23.5% in the prior year’s first quarter. The reduction, as a percentage of revenue, was less when excluding the impact of BPP’s operations in the first quarter of fiscal 2010. The remaining decrease as a percentage of revenue was mainly a result of continued improvement in enrollment counselor effectiveness at University of Phoenix.
General and administrative (“G&A”) expenses increased by $14.2 million, or 24.4%, to $72.4 million, for the three months ended November 30, 2009, compared to the three months ended November 30, 2008. As a percentage of net revenue, G&A expenses declined 30 basis points to 5.7% versus 6.0% in the prior year’s first quarter. The decrease is mainly attributable to a reduction of share-based compensation expense, as a percentage of revenue. BPP’s operations had little impact on G&A expenses as a percentage of net revenue in the first quarter of fiscal 2010.
The Company’s effective tax rate for the first quarter of fiscal 2010 was 38.4%. The decrease versus a year ago is principally attributable to the tax benefit of $11.4 million resulting from the settlement of disputed tax issues with the Internal Revenue Service.
Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the first quarter of fiscal 2010 versus the prior year period.

	Q1 2010	Q1 2009
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$1,173,452	$944,356
Less: Discounts and other	(62,154)	(42,870)

Degree Seeking Net Revenues (1)	1,111,298	901,486
Non-degree Seeking Revenues (2)	9,881	9,281
Other, net of discounts (3)	149,122	60,200

	$1,270,301	$970,967

Revenue by Degree Type (in thousands) (1)
Associates	$447,226	$327,935
Bachelors	487,266	401,633
Masters	216,943	197,800
Doctoral	22,017	16,988
Less: Discounts and other	(62,154)	(42,870)

	$1,111,298	$901,486

Degreed Enrollment (rounded to hundreds) (4)
Associates	205,400	161,800
Bachelors	171,000	146,800
Masters	71,900	69,800
Doctoral	7,300	6,500

	455,600	384,900

Degree Seeking Gross Revenues per Degreed Enrollment (1) (4)
Associates	$2,177	$2,027
Bachelors	2,850	2,736
Masters	3,017	2,834
Doctoral	3,016	2,614
All degrees (after discounts)	2,439	2,342

New Degreed Enrollment (rounded to hundreds) (5)
Associates	52,200	45,800
Bachelors	32,100	26,100
Masters	13,100	13,300
Doctoral	700	1,100

	98,100	86,300

(1)	Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(2)	Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 hours in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Western International University (excluding associates degree students), Insight Schools, Apollo Global — BPP (acquired in July 2009), Apollo Global — Other and other.

(4)	Represents individual students enrolled in a University of Phoenix degree program who attended a course during the quarter and did not graduate as of the end of the quarter. Degreed Enrollment for a quarter also includes any student who previously graduated from one degree program and started a new University of Phoenix degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree). In addition, Degreed Enrollment includes students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(5)	Represents any individual student enrolled in a University of Phoenix degree program who is a new student and started a course in the quarter, any individual student who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of an associate’s degree program returns for a bachelor’s degree program, or a graduate of a bachelor’s degree program returns for a master’s degree), as well as any individual student who started a degree program in the quarter and had been out of attendance for greater than 12 months. In addition, New Degreed Enrollment includes students who in the quarter started participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

Unaudited Balance Sheet
As of November 30, 2009, the Company’s cash, cash equivalents, and marketable securities, excluding restricted cash, totaled $924.8 million as compared to $987.8 million as of August 31, 2009. The decrease is primarily attributable to repayments on the Company’s outstanding debt, largely offset by cash generated from operations. Restricted cash increased by $37.8 million compared to August 31, 2009, primarily due to increased student enrollment. Student deposits decreased by $11.5 million compared to August 31, 2009, due to increased student enrollment at the University of Phoenix which was more than offset by a reduction in student deposits at BPP due to the timing of course starts.
At November 30, 2009, accounts receivable increased to $341.0 million from $298.3 million at August 31, 2009. Excluding accounts receivable and the associated revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) increased to 32 days at November 30, 2009, consistent with August 31, 2009, and compared to 26 days at November 30, 2008. The increase in DSO versus a year ago is due to certain operational changes that cause an increase in the Company’s accounts receivable balance, as well as increases in gross accounts receivable due to lower collection rates on aged receivables.
Total deferred revenue at November 30, 2009, increased to $377.1 million from $333.0 million at August 31, 2009. The increase is principally due to increased student enrollment at University of Phoenix and the timing of course starts at BPP.
Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased by $396.3 million to $192.8 million at November 30, 2009, from $589.1 million at August 31, 2009. The decrease is due to the repayment of US denominated borrowings on the Company’s $500 million credit facility.
U.S. Department of Education Program Review
On December 31, 2009, University of Phoenix received the Department of Education’s Program Review Report, which is a preliminary report of the Department’s findings from its February 2009 program review of University of Phoenix’s policies and procedures involving Title IV programs. The report contains six findings and one concern. The Company believes its liability resulting from the findings will be approximately $1.5 million. In addition, the Department’s regulations require certain institutions to post a letter of credit where a preliminary program review report cites untimely return of unearned Title IV funds for more than 10% of the sampled students. Absent relief from this requirement, the University of Phoenix will be required to post by January 30, 2010, a letter of credit in the amount of approximately $125 million.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 PM Eastern, 3:00 PM Phoenix time, today, Thursday, January 7, 2010. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 45413704. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing

(800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 45413704 until January 15, 2010.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, masters and doctoral levels through its subsidiaries: University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of November 30, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Safe Harbor
Statements in this press release which are not statements of historical fact, including statements regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
Use of Non-GAAP Financial Information
This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in our non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	November 30,	August 31,
	2009	2009
($ in thousands)
ASSETS:
Current assets
Cash and cash equivalents	$905,262	$968,246
Restricted cash and cash equivalents	470,129	432,304
Accounts receivable, net	340,973	298,270
Deferred tax assets, current portion	97,652	88,022
Prepaid taxes	3,771	57,658
Other current assets	39,215	35,517

Total current assets	1,857,002	1,880,017
Property and equipment, net	577,453	557,507
Marketable securities	19,579	19,579
Goodwill	527,177	522,358
Intangible assets, net	198,020	203,671
Deferred tax assets, less current portion	71,339	66,254
Other assets	14,464	13,991

Total assets	$3,265,034	$3,263,377

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$65,037	$461,365
Accounts payable	74,809	66,928
Accrued liabilities	249,567	268,418
Income taxes payable	127,748	—
Student deposits	480,181	491,639
Deferred revenue	377,134	333,041
Other current liabilities	86,921	133,887

Total current liabilities	1,461,397	1,755,278
Long-term debt	127,767	127,701
Deferred tax liabilities	56,463	55,636
Other long-term liabilities	103,833	100,149

Total liabilities	1,749,460	2,038,764

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	38,772	1,139
Apollo Group Class A treasury stock, at cost	(2,014,048)	(2,022,623)
Retained earnings	3,435,185	3,195,043
Accumulated other comprehensive loss	(9,732)	(13,740)

Total Apollo Group, Inc. shareholders’ equity	1,450,281	1,159,923

Noncontrolling interests	65,293	64,690

Total equity	1,515,574	1,224,613

Total liabilities and shareholders’ equity	$3,265,034	$3,263,377

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended November 30,
	2009	2008
(in thousands, except per share data)
Net revenue	$1,270,301	$970,967

Costs and expenses:
Instructional costs and services	529,496	377,296
Selling and promotional	275,483	228,585
General and administrative	72,427	58,221

Total costs and expenses	877,406	664,102

Income from operations	392,895	306,865
Interest income	932	5,379
Interest expense	(2,911)	(1,432)
Other, net	(866)	(2,431)

Income before income taxes	390,050	308,381
Provision for income taxes	(149,918)	(128,073)

Net income	240,132	180,308
Net loss attributable to noncontrolling interests	10	52

Net income attributable to Apollo Group, Inc.	$240,142	$180,360

Earnings per share:

Basic income per share attributable to Apollo Group, Inc.	$1.55	$1.13

Diluted income per share attributable to Apollo Group, Inc.	$1.54	$1.12

Basic weighted average shares outstanding	154,824	159,138

Diluted weighted average shares outstanding	156,045	160,762

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended November 30,
	2009	2008
($ in thousands)
Cash flows provided by (used in) operating activities:
Net income	$240,132	$180,308
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	14,154	15,119
Excess tax benefits from share-based compensation	(238)	(3,950)
Depreciation and amortization	32,303	22,897
Amortization of deferred gain on sale-leaseback	(450)	(397)
Non-cash foreign currency losses, net	357	2,467
Provision for uncollectible accounts receivable	62,698	34,857
Deferred income taxes	(15,899)	(8,776)
Changes in assets and liabilities:
Accounts receivable	(104,798)	(21,142)
Other assets	(4,105)	(6,998)
Accounts payable and accrued liabilities	(16,806)	14,666
Income taxes payable	170,230	113,475
Student deposits	(11,627)	42,136
Deferred revenue	43,163	(8,182)
Other liabilities	(3,884)	4,316

Net cash provided by operating activities	405,230	380,796

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(37,574)	(30,646)
Maturities of marketable securities	—	1,660
Increase in restricted cash and cash equivalents	(37,825)	(58,607)

Net cash used in investing activities	(75,399)	(87,593)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(410,126)	(11,564)
Proceeds from borrowings	12,251	13,126
Issuance of Apollo Group Class A common stock	5,771	18,333
Class A common stock purchased for treasury	(1,025)	(2,505)
Excess tax benefits from share-based compensation	238	3,950

Net cash (used in) provided by financing activities	(392,891)	21,340

Exchange rate effect on cash and cash equivalents	76	(836)

Net (decrease) increase in cash and cash equivalents	(62,984)	313,707
Cash and cash equivalents, beginning of period	968,246	483,195

Cash and cash equivalents, end of period	$905,262	$796,902

Supplemental disclosure of cash flow information
Cash paid during the period for income taxes, net of refunds	$2,535	$19,270
Cash paid during the period for interest	$1,536	$734
Supplemental disclosure of non-cash investing and financing activities
Credits received for tenant improvements	$3,786	$2,117
Purchases of property and equipment included in accounts payable	$6,132	$4,838
Restricted stock units vested and released	$2,594	$7,362
Unrealized loss on auction-rate securities	$—	$2,203

Apollo Group, Inc. and Subsidiaries
Supplemental Schedule — Combined Condensed Statements of Income
(Unaudited)

	Three Months Ended November 30, 2009
	Apollo Group, Inc.		Apollo Group, Inc.
	Excluding BPP	BPP	Consolidated
($ in thousands)
Net revenue	$1,181,628	$88,673	$1,270,301

Costs and expenses:
Instructional costs and services	465,215	64,281	529,496
Selling and promotional	270,710	4,773	275,483
General and administrative	68,410	4,017	72,427

Total costs and expenses	804,335	73,071	877,406

Income from operations	377,293	15,602	392,895
Interest income	850	82	932
Interest expense	(1,628)	(1,283)	(2,911)
Other, net	1,793	(2,659)	(866)

Income before income taxes	378,308	11,742	390,050
Provision for income taxes	(145,480)	(4,438)	(149,918)

Net income	232,828	7,304	240,132
Net loss (income) attributable to noncontrolling interests	1,238	(1,228)	10

Net income attributable to Apollo Group, Inc.	$234,066	$6,076	$240,142

Earnings per share:

Basic income per share attributable to Apollo Group, Inc.	$1.51	$0.04	$1.55

Diluted income per share attributable to Apollo Group, Inc.	$1.50	$0.04	$1.54

Basic weighted average shares outstanding	154,824	154,824	154,824

Diluted weighted average shares outstanding	156,045	156,045	156,045

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP financial information to non-GAAP financial information
(Unaudited)

	Three Months Ended November 30,
	2009	2008
(in millions, except per share data)
Net income attributable to Apollo Group, Inc. as reported	$240.1	$180.4

Reconciling item:
Tax benefit from IRS settlement (1)	(11.4)	—

Net income attributable to Apollo Group, Inc. adjusted to exclude special item	$228.7	$180.4

Diluted income per share attributable to Apollo Group, Inc. as reported	$1.54	$1.12

Diluted income per share attributable to Apollo Group, Inc. adjusted to exclude special item	$1.47	$1.12

Diluted weighted average shares outstanding	156.0	160.8

(1)	The $11.4 million tax benefit during the three months ended resulted from our settlement of disputed tax issues with the Internal Revenue Service.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu /
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu